Filed Pursuant to Rule 424(b)(3) of the Securities Act
of 1933, as amended. Relates to Registration Statement
on Form S-3 of Monster Worldwide, Inc. (No. 333-116004).

THE SHARE AMOUNTS LISTED NEXT TO THE NAME OF WILLIAM A. SAHLMAN, IN THE SELLING STOCKHOLDERS TABLE ON PAGE 14 OF THE PROSPECTUS SHOULD BE DELETED IN THEIR ENTIRETY, AND THE FOLLOWING SHARE AMOUNTS SHOULD BE INSERTED NEXT TO THE NAMES OF THE INDIVIDUAL AND ENTITY LISTED BELOW IN THE SELLING STOCKHOLDERS TABLE ON PAGE 14 OF THE PROSPECTUS.

Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Registered Herein

William A. Sahlman	569	569
Fidelity Charitable Gift Fund	2,594	2,594